PUBLIC RELATIONS AGREEMENT

This public relations services agreement is entered into on this 18th day of March, 2003, by Reach Group Communications, LLC ("Reach"), a Nevada Limited Liability Company, and Hansen Beverage Company, a Delaware Corporation ("Hansen's").

Scope of Work

The services that will be provided by Reach to Hansen's are described in Exhibit 1 and 2.

Budget and Payment Terms

It is agreed that the total budget to provide the services described in Exhibit 1 and Exhibit 2 is $____.

First Payment: The first payment of $____ is due on or before Friday, March 21, 2003.

Second Payment: The second payment of $____ is due on or before Tuesday, April 1, 2003.

Third Payment: The third payment of $____ is due on or before Tuesday, April 15, 2003.

Fourth Payment: The third payment of $____ is due on or before Wednesday, April 30, 2003.

After the payments listed above are made, a balance of $____ will be allocated by Hansen's to Reach Group for PR services. Specific services and monthly allocation of the balance will be mutually agreed upon by Reach and Hansen's from time to time as and when rendered.

It is agreed that Reach may not commence work on this project until the first payment is received and may, at its sole discretion, suspend work until the first payment or any progress payments are received. If payments are late Reach will notify Hansen's by e-mail or fax if payments and request payment to be made within three business days prior to suspending work. Suspension of the project may result in a revised project completion date.

Additional Expenses

Pre-approved additional expenses may be submitted to Hansen's by Reach Group for a period of up to 90 days after the completion of your projects. All payments for additional expenses are due net 10 days.

Cancellation Policy

With the exception of the New York and Las Vegas media events, Reach and Hansen's may terminate this agreement at will upon 30 days written notice. Hansen's will be responsible for service payment(s) during the 30-day cancellation period. All monies due to Reach from Hansen's for all completed work and any cancellation fees from Reach subcontractors will be paid upon termination notification in full. Work completed by Reach will not be released to the Hansen's until cancellation fees and all outstanding balances have been paid in full. Cancellation charges will be as follows:

Copyrights

Reach is an independent contractor to Hansen's for all services contained herein and in future projects unless specifically agreed otherwise in writing.

Hansen's retains the ownership and copyrights for all text, graphics, artwork, audio and video content on all projects created for or provided by Hansen's. Hansen's has exclusive rights of ownership, assignments, licensing and use of this content, as well as the right to create derivative works of this content unless the work, video, programming scripts, etc., are the intellectual or other property of a third party.

Unless specified otherwise under separate agreement, Reach grants indefinitely to Hansen's the right to use any work created by Reach unless said work is already established as the Intellectual Property of a third party. Reach retains the ownership of these operating elements and may use them in other projects not related to the asset created for Hansen's.

Attorney's Fees

Except as set forth below, each party to this agreement shall bear its own attorney fees. If any party to this agreement initiates any litigation to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys' fees and costs as set by the court.

SIGNATURE:  HANSEN BEVERAGE COMPANY

The undersigned acknowledges that he/she has full authority to bind Hansen Beverage Company, financially or otherwise, to this contract and agrees to all aspects of this agreement and its exhibits.


Agreed: /s/ RODNEY C. SACKS
           --------------------------


Print
Name:  Rodney C. Sacks

Print
Title:   Chief Executive Officer/Chairman

Date:   March 18, 2003



SIGNATURE: REACH COMMUNICATIONS GROUP, LLC

The undersigned acknowledges that he/she has full authority to bind Hansen Beverage Company, financially or otherwise, to this contract and agrees to all aspects of this agreement and its exhibits.

Agreed: /s/ PATRICK A. PHARRIS

               Financially Authorized Representative of Reach Communications Group, LLC
Print
Name:  Patrick A. Pharris

Print
Title: Partner & President

Date:  March 18, 2003

                          Hansen's Monster Energy Drink
             Public Relations Initiatives for the Las Vegas Monorail
                              As of March 14, 2003

                                    Exhibit 1



NEW YORK UNVEILING
The Hansen's Monster Energy Drink train will be the first advertiser-themed train of the Las Vegas Monorail.

While this four-car train is expected to make its journey across the United States from the Bombardier manufacturing facility in Kingston, Ontario, Canada on four separate flat-bed semi trucks, the second nose-car of the train, will be Monster-branded and make one detour to Manhattan, New York where a major media event will take place.

o        Event Date

     The event in New York will take place on Wednesday, April 23, 2003.

o        Location

     As allowable by New York City permitting, the event will take place in one of the following locations: Wall Street, in front of the NYSE building; Rockefeller Plaza; Time Square or Central Park.

o        Event Creative Concept

     The Hansen's Monster Energy Drink-themed train of the Las Vegas Monorail will be unveiled in a spectacular visual media event in Manhattan, New York. During the unveiling ceremony, the monorail car will be covered with a shroud bearing the Monster and Las Vegas Monorail logos. A Las Vegas-themed skyline backdrop/facade will rise from behind the monorail car (pending). Las Vegas-style music will play on a public address system while several showgirls saunter out from behind the semi truck. The showgirls will escort the Chairman of the Las Vegas Monorail Company and the President of Bombardier to the podium from where will make short introduction announcements (not to exceed 2-minutes each) to dozens of television, radio, print and Internet news reporters, VIPs, invited members of the investment community and the general public. The Chairman of the LV Monorail Company will then publicly introduce, congratulate and welcome the Chairman of Hansen's who will also make a few short comments and show on a large video screen, an animation of the Hansen's-Monster train as it travels down the monorail route through Las Vegas. Then, with the assistance of one showgirl, Hansen's Chairman will "pull the arm of an unveiling slot machine" which will suddenly remove the shroud to unveil the first corporate-themed train of the Las Vegas Monorail. More than 1000 helium balloons will rise from behind the Las Vegas-themed facade and confetti cannons will fire confetti simultaneously into the air above the train. Music will commence once again.

     Immediately following the visual event the Chairman of Hansen's, the Chairman of the Las Vegas Monorail and the President of Bombardier participate in the dozens of interviews described above.

o        Anticipated Media Participation

     The event will primarily feature an unveiling of the train car and a live tour of the car by the hosts or primary reporter of NBC's The Today Show, ABC's Good Morning America or CBS' The Morning Show. Additional media tours of the Monster-themed monorail car and interviews with the Chairman of Hansen's, the Chairman of the Las Vegas Monorail Company and the President of Bombardier will be conducted by dozens of newspaper, magazine, television and radio reporters who are expected to attend the event and tour the car throughout the day.

o        Media Outreach

     Hundreds of hours will be dedicated to the pitching and placement of newspaper, magazine, Internet and radio interviews. A Video News Release will be produced on site and made available via satellite to every television station in North America and to the domestic news bureaus of the top 10 international television news services. Live television interviews will be conducted on site via satellite with television stations from the primary target markets of Las Vegas and Hansen's. A feature press release will be distributed nationally on Business Wire, PR Newswire or Internet Wire and a news photo stringer will be retained to distribute photos of the event on several news wire services. The Las Vegas Convention and Visitors Authority will be approached by Reach Group to assist in the media outreach effort through the distribution of press documents and photographs via the Las Vegas News Bureau.

LAS VEGAS ARRIVAL

     When the Hansen's Monster-themed monorail train nose car arrives on a flatbed semi truck in Las Vegas it will be greeted with grand Las Vegas-style fanfare.

o        Event Date

     The event in Las Vegas will take place on Wednesday, April 30, 2003.

o        Location

     The event will take place in the parking lot adjacent to the monorail "barn" which is located on the corner of Paradise Drive and Sahara Boulevard. This is the same location at which the Las Vegas Monorail Ground Breaking Ceremony took place in August of 2001.

o        Event Creative Concept

     The semi truck carrying the Monster-imaged train will drive slowly into the parking lot and drive through or under a Las Vegas / Las Vegas Monorail / Monster-themed banner. On the other side of the banner hundreds of applauding business leaders, federal, state and local elected officials, executives from the companies that have built the monorail and media representatives will applaud the arrival. The semi will pull up to a staging area where presentations will be made by the Governor of Nevada, the Chairman of the Las Vegas Monorail Company, the Chairman of Hansen's and the President of Bombardier (each not to exceed 2 minutes). Upon conclusion of the presentation, an animation of the Hansen's-Monster train as it travels down the monorail route through Las Vegas will be shown on a large video screen to everyone in attendance.

     When the video has concluded, Las Vegas-style music will play on the public address system and a dozen showgirls will emerge from behind the train to set the stage for the next visual event.

     The Chairman of Hansen's, along with one showgirl, will crash an oversized can of Monster (made of sugar and larger than a Champagne Magnum) on the front of the monorail train proclaiming the particular train the "advertiser-named" train (for purposes of the bond covenants, this naming designation will not be an official naming of the car). Simultaneous with the Monster can crash, Roman Candle-style fireworks will shoot 20 to 30-feet into the sky, 1,000 helium balloons will be released and confetti cannons will shoot into the air above the train and staging area.

o        Media Outreach

     Hundreds of hours will be dedicated to the pitching and placement of newspaper, magazine, Internet and radio interviews. A Video News Release will be produced on site and made available via satellite to every television station in North America and to the domestic news bureaus of the top 10 international television news services. Live television interviews will be conducted on site via satellite with television stations from the primary target markets of Las Vegas and Hansen's. A feature press release will be distributed nationally on Business Wire, PR Newswire or Internet Wire and a news photo stringer will be retained to distribute photos of the event on several news wire services. The Las Vegas Convention and Visitors Authority will be approached by Reach Group to assist in the media outreach effort through the distribution of press documents and photographs via the Las Vegas News Bureau.



POST-EVENT MEDIA OUTREACH

From the conclusion of the New York and Las Vegas media events and throughout 2004, an on-going effort of media follow-up and new media outreach will be conducted by Reach Group on behalf of Hansen's Monster Energy Drink. These initiatives, which will be developed after the events in New York and Las Vegas, are planned to be conducted in cooperation with the Las Vegas Monorail and as appropriate, with the participating casino resorts, the Las Vegas Convention and Visitors Authority, and the retailers and promotional partners of Hansen's Monster Energy Drink.



CAMPAIGN GOALS

The overall goal of the Hansen's - Monster Las Vegas Monorail public relations campaign is:

o To promote Hansen's Monster product as the first advertiser of the Las Vegas Monorail.

o To generate substantial media coverage and thereby consumer awareness of the Monster brand.

o To leverage the news value of the Las Vegas Monorail to the benefit of the Monster train as the first train on the track and throughout the monorail test period and the term of the Monster contract.

o To generate the quantity and quality of pre-opening public awareness and media coverage necessary to help generate the projected 40+ million rides of the Las Vegas Monorail.

o To position the Las Vegas Monorail as "the" icon in Las Vegas that is a "must-experience" attraction as well as the most efficient means of transportation in "the most visited city in the world".

o To build a "ground swell" of media coverage that will inform consumers, the travel industry, the business community, the financial community and local residents about the features and benefits of the Las Vegas Monorail.